As filed with the Securities and Exchange Commission on May 3, 2021

Registration No. 333-238202

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO FORM S-1 ON

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GRID DYNAMICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-0632724
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5000 Executive Parkway, Suite 520

San Ramon, CA 94583

(650) 523-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Leonard Livschitz

Chief Executive Officer

5000 Executive Parkway, Suite 520

San Ramon, CA 94583

(650) 523-5000

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Katharine A. Martin Richard C. Blake Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Leonard Livschitz Chief Executive Officer 5000 Executive Parkway, Suite 520 San Ramon, CA 94583 (650) 523-5000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On May 12, 2020, Grid Dynamics Holdings, Inc. (the “Company”) filed a registration statement (the “Form S-1”) with the Securities and Exchange Commission (the “SEC”), on Form S-1 (File No. 333-238202) (the “Initial Registration Statement”). The Initial Registration Statement, as amended, was declared effective by the SEC on June 3, 2020 to initially register for resale by the selling securityholders identified in the prospectus an aggregate of up to 44,829,952 shares of the Company’s common stock, par value $0.0001 per share, and up to 346,500 of the Company’s warrants exercisable for the Company’s common stock.

On March 8, 2021, the Company filed a post-effective amendment on Form S-1 (“Post-Effective Amendment No. 1”) to the Initial Registration Statement to (i) include information from the Company’s Annual Report on Form 10-K for the year ended December 31, 2020; and (ii) update certain other information in the prospectus relating to the offering and sale of the shares that were registered for resale on the Initial Registration Statement. No additional securities were registered under Post-Effective Amendment No. 1, which was declared effective by the SEC on March 13, 2021 (the Initial Registration Statement as amended by Post-Effective Amendment No. 1, the “Registration Statement”).

This post-effective amendment No. 2 to Form S-1 on Form S-3 (“Post-Effective Amendment No. 2”) is being filed by the Company (i) to convert the Registration Statement into a registration statement on Form S-3 and (ii) to include updated information regarding the selling stockholders named in the prospectus. No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Initial Registration Statement.

On March 5, 2020, a wholly-owned subsidiary (“Merger Sub 1”) of ChaSerg Technology Acquisition Corp., a Delaware corporation (“ChaSerg”), merged with and into Grid Dynamics International, Inc., a California corporation (“GDI”), with GDI surviving the merger (the “Initial Merger”). Immediately following the Initial Merger, GDI merged with and into another wholly-owned subsidiary of ChaSerg (“Merger Sub 2”) with Merger Sub 2 surviving; Merger Sub 2 was then renamed “Grid Dynamics International, LLC,” and ChaSerg was then renamed “Grid Dynamics Holdings, Inc.” (the “Business Combination”). As of the open of trading on March 6, 2020, the common stock and warrants of the Company, formerly those of ChaSerg, began trading on the NASDAQ Stock Market LLC as “GDYN” and “GDYNW,” respectively.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	May 3, 2021

44,829,952 Shares

346,500 Warrants

This prospectus relates to shares of common stock, par value $0.0001 per share, of Grid Dynamics Holdings, Inc. (the “Company,” “we,” “us,” or “our”) and warrants to purchase our common stock as described herein. The selling securityholders identified in this prospectus may offer and sell from time to time up to 44,829,952 shares of our common stock (28,874,138 of which are outstanding, 11,346,500 of which are issuable upon the exercise of outstanding warrants discussed below and 4,609,314 of which are issuable upon the vesting of outstanding restricted stock units and performance share awards discussed below) and up to 346,500 warrants. We may issue up to 11,346,500 shares of our common stock that are issuable upon the exercise of outstanding warrants, each of which are exercisable at $11.50 per share, and up to 4,609,314 shares upon the vesting of outstanding restricted stock units and performance share awards.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. We will pay the expenses associated with registering the sales by the selling securityholders, as described in more detail in the section titled “Use of Proceeds.”

The selling securityholders may sell the securities described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling securityholders may sell their securities in the section titled “Plan of Distribution.”

The selling securityholders may sell any, all or none of the securities and we do not know when or in what amount the selling securityholders may sell their securities hereunder.

Our common stock is listed on the NASDAQ Stock Market LLC (“NASDAQ”) under the symbol “GDYN” and our warrants are listed on NASDAQ under the symbol “GDYNW”. On April 30, 2021, the last quoted sale price for our common stock as reported on NASDAQ was $14.41 per share and the last quoted sale price for our warrants as reported on NASDAQ was $4.92 per warrant.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 6 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2021.

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us or on our behalf. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

The Grid Dynamics design logo and the Grid Dynamics mark appearing in this prospectus are the property of Grid Dynamics Holdings, Inc. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. We have omitted the ® and ™ designations, as applicable, for the trademarks used in this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, the selling securityholders named in this prospectus may, from time to time, sell up to 44,829,952 shares of common stock and up to 346,500 warrants from time to time in one or more offerings as described in this prospectus. To the extent necessary, each time that the selling securityholders offer and sell securities, we or the selling securityholders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. To the extent permitted by law, we may also authorize one or more free writing prospectuses that may contain material information relating to these offerings. Such prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling securityholders take any responsibility for, nor provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, neither we nor the selling securityholders guarantee the accuracy or completeness of this information and neither we nor the selling securityholders have independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

On March 5, 2020, a wholly-owned subsidiary (“Merger Sub 1”) of ChaSerg Technology Acquisition Corp., a Delaware corporation (“ChaSerg”), merged with and into Grid Dynamics International, Inc., a California corporation (“GDI”), with GDI surviving the merger (the “Initial Merger”). Immediately following the Initial Merger, GDI merged with and into another wholly-owned subsidiary of ChaSerg (“Merger Sub 2”) with Merger Sub 2 surviving; Merger Sub 2 was then renamed “Grid Dynamics International, LLC,” and ChaSerg was then renamed “Grid Dynamics Holdings, Inc.” (the “Business Combination”). As of the open of trading on March 6, 2020, the common stock and warrants of Grid Dynamics Holdings, Inc. (“Grid Dynamics”), formerly those of ChaSerg, began trading on NASDAQ as “GDYN” and “GDYNW,” respectively.

Unless expressly indicated or the context requires otherwise, the terms “Grid,” “Grid Dynamics,” “GDYN,” the “Company,” the “Registrant,” “we,” “us” and “our” in this prospectus refer to the parent entity formerly named ChaSerg Technology Acquisition Corp., after giving effect to the Business Combination, and as renamed Grid Dynamics Holdings, Inc., and where appropriate, our wholly-owned subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is www.griddynamics.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 5, 2021, as amended on April 28, 2021 (our “Annual Report”);

●	our Current Report on Form 8-K filed with the SEC on February 19, 2021 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01); and

●	the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on October 3, 2018, and any amendment or report filed with the SEC for the purpose of updating the description, including Exhibit 4.4 to our Annual Report.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Grid Dynamics Holdings, Inc.

5000 Executive Parkway, Suite 520

San Ramon, CA 94583

(650) 523-5000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

Grid Dynamics is an emerging leader in enterprise-level digital transformations in Fortune 1000 companies. For enterprises that create innovative digital products and experiences, Grid Dynamics offers close collaboration to provide digital transformation initiatives that span strategy consulting, development of early prototypes and enterprise-scale delivery of new digital platforms. Since its inception in 2006 in Menlo Park, California, as a grid and cloud consultancy firm, Grid Dynamics has been on the forefront of digital transformation, working on big ideas like cloud computing, NOSQL, DevOps, microservices, big data and artificial intelligence (“AI”), and quickly established itself as a provider of choice for technology and digital enterprise companies.

As a leading global digital engineering and information technology (“IT”) services provider with its headquarters in Silicon Valley and engineering centers in the United States and multiple Central and Eastern European (“CEE”) countries, Grid Dynamics’ core business is to deliver focused and complex technical consulting, software design, development, testing and internet service operations. Grid Dynamics also helps organizations become more agile and create innovative digital products and experiences through its deep expertise in emerging technology, such as AI, data science, cloud computing, big data and DevOps, lean software development practices and a high-performance product culture.

On March 5, 2020, a wholly-owned subsidiary (“Merger Sub 1”) of ChaSerg Technology Acquisition Corp., a Delaware corporation (“ChaSerg”), merged with and into Grid Dynamics International, Inc., a California corporation (“GDI”), with GDI surviving the merger (the “Initial Merger”). Immediately following the Initial Merger, GDI merged with and into another wholly-owned subsidiary of ChaSerg (“Merger Sub 2”) with Merger Sub 2 surviving; Merger Sub 2 was then renamed “Grid Dynamics International, LLC,” and ChaSerg was then renamed “Grid Dynamics Holdings, Inc.” (the “Business Combination”). As of the open of trading on March 6, 2020, the common stock and warrants of Grid Dynamics Holdings, Inc. (“Grid Dynamics”), formerly those of ChaSerg, began trading on the NASDAQ Stock Market LLC (“NASDAQ”) as “GDYN” and “GDYNW,” respectively.

Our principal executive offices are located at 5000 Executive Pkwy Suite 520, San Ramon, CA 94583, and our telephone number is (650) 523-5000.

THE OFFERING

Shares of Common Stock Offered by the Selling Securityholders Hereunder

An aggregate of 28,874,138 outstanding shares of the Registrant’s common stock beneficially held by ChaSerg Technology Sponsor LLC (the “Sponsor”), Beijing Teamsun Technology Co. Ltd and certain of the Registrant’s employees and directors, Explorer Parent LLC (“Explorer”), and Cantor Fitzgerald & Co. (“Cantor”).

11,000,000 shares of the Registrant’s common stock issuable upon exercise of certain public warrants originally sold as part of the units in ChaSerg’s initial public offering (the “Public Warrants”). Each Public Warrant currently is exercisable for one share of the Registrant’s common stock at a price of $11.50 per share.

346,500 shares of the Registrant’s common stock issuable upon exercise of certain private placement warrants that were issued to the Sponsor and Cantor in connection with ChaSerg’s initial public offering, and to Explorer in connection with the Business Combination as consideration for repayment of loans made by the Sponsor to ChaSerg (the “Private Warrants,” and collectively with the Public Warrants, the “Warrants”). Each Private Warrant currently is exercisable for one share of the Registrant’s common stock at a price of $11.50 per share.

4,609,314 shares of the Registrant’s common stock issuable upon vesting of certain restricted stock units and performance share awards that were issued by the Registrant.

Warrants Offered by the Selling Securityholders Hereunder	346,500 warrants to purchase shares of the Registrant’s common stock that are the Private Warrants issued to the Sponsor and Cantor in private placements that closed simultaneously with the closing of ChaSerg’s initial public offering, and to Explorer in connection with the Business Combination as consideration for repayment of loans made by the Sponsor to ChaSerg. Each Private Warrant currently is exercisable for one share of the Registrant’s common stock at a price of $11.50 per share.

Use of Proceeds	We will not receive any proceeds from the sale of our securities offered by the selling securityholders under this prospectus (the “Securities”). We will receive up to an aggregate of approximately $130,484,750 from the exercise of the Warrants ($57,077,156.50 based on the number of Warrants outstanding on February 28, 2021), assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See the section titled “Use of Proceeds” for more information.

Common Stock Outstanding

50,833,619 shares prior to any exercise of the Warrants or any vesting of restricted stock units or performance share awards.

66,789,433 shares after giving effect to the exercise of all of the outstanding Warrants and the vesting of all restricted stock units and performance share awards.

Risk Factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock.

NASDAQ symbol	“GDYN” for our common stock and “GDYNW” for our warrants.

The number of shares of common stock outstanding is based on 50,833,619 shares of common stock outstanding as of March 5, 2020 and excludes the following:

●	4,678,011 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of March 5, 2020, with a weighted-average exercise price of $3.54 per share;

●	11,346,500 shares of our common stock issuable upon the exercise of warrants to purchase shares of our common stock outstanding as of March 5, 2020, with an exercise price of $11.50 per share; and

●	16,300,000 shares of our common stock issuable reserved for future issuance under our 2020 Equity Incentive Plan (the “2020 Plan”), of which 4,609,314 shares of our common stock are now issuable upon vesting of certain restricted stock units and performance share awards granted after March 5, 2020, and 1,776,500 shares of our common stock are now issuable upon the exercise of options to purchase shares of our common stock granted after March 5, 2020, with a weighted-average exercise price of $8.22 per share.

RISK FACTOR SUMMARY

An investment in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information contained in this prospectus, including our consolidated financial statements and related notes, before deciding to invest in our securities. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business or results of operations.

Our business is subject to numerous risks and uncertainties that you should consider before investing in our company, as fully described below. The principal factors and uncertainties that make investing in our company risky include, among others:

●	We have a relatively short operating history and operate in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not continue to be successful and may adversely impact our stock price.

●	We may be unable to effectively manage our growth or achieve anticipated growth, which could place significant strain on our management personnel, systems and resources.

●	Our revenues have historically been highly dependent on a limited number of clients and industries that are affected by seasonal trends, and any decrease in demand for outsourced services in these industries may reduce our revenues and adversely affect our business, financial condition and results of operations.

●	The impact of the COVID-19 pandemic has and may continue to affect our overall financial performance, business operations, and stock price.

●	Our revenues are highly dependent on clients primarily located in the U.S. Any economic downturn in the U.S. or in other parts of the world, including Europe, or disruptions in the credit markets may have a material adverse effect on our business, financial condition and results of operations.

●	We face intense competition.

●	Damage to our reputation may adversely impact our ability to generate and retain business.

●	Our failure to successfully attract, hire, develop, motivate and retain highly skilled personnel could have a significant adverse effect on our business, financial condition, and results of operations.

●	Our business operations may be severely disrupted if we lose the services of our senior executives and key employees.

●	Failure to adapt to changing technologies, methodologies, and evolving industry standards may have a material adverse effect on our business, financial condition, and results of operations.

●	Security breaches, system failures or errors, and other disruptions to our network could result in disclosure of confidential information and expose us to liability, which would cause our business and reputation to suffer.

●	Undetected software design defects, errors or failures may result in loss of business or in liabilities that could have a material adverse effect on our reputation, business and results of operations.

●	Acquisitions, strategic investments, partnerships or alliances could be difficult to identify and integrate, divert the attention of management, disrupt our business, dilute stockholder value and adversely affect our financial condition and results of operations, we may not achieve the financial and strategic goals that were contemplated at the time of a transaction, and we may be exposed to claims, liabilities and disputes as a result of the transaction that may adversely impact our business, operating results and financial condition.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

All of the shares of common stock and warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from the sale of the Securities hereunder. We will receive up to an aggregate of approximately $130,484,750 ($57,077,156.50 based on the number of Warrants outstanding on February 28, 2021) from the exercise of the Warrants assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes.

With respect to the registration of the shares of our common stock issuable upon exercise of the Warrants, the selling securityholders will pay any underwriting discounts and commissions incurred by them in disposing of the Securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the Securities covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees, and fees of our counsel and our independent registered public accountants, expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the Securities.

With respect to the registration of all other shares of common stock and warrants offered by the selling securityholders pursuant to this prospectus, the selling securityholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the Securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the Securities covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees, and fees of our counsel and our independent registered public accountants.

DESCRIPTION OF SECURITIES

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and bylaws, which have been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.” The summary below is also qualified by reference to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

General

The following is a summary of the rights of our securities and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and the applicable provisions of the DGCL.

Authorized Capital Stock

Our amended and restated certificate of incorporation authorizes us to issue up to 110,000,000 shares of common stock, $0.0001 par value per share, and 1,000,000 shares of preferred stock, $0.0001 par value per share.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting are able to elect all of the directors.

Dividend Rights

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of our common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of our preferred stock have been satisfied, as may be established by our board of directors.

Preemptive or Other Rights

Our stockholders will have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the election of all directors is determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

As of February 15, 2021, there were 50,878,780 shares of our common stock issued and outstanding.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue the unissued shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. No shares of preferred stock are outstanding and we have no present plan to issue any shares of preferred stock.

Warrants

Following the Business Combination, each warrant outstanding for the purchase of shares of ChaSerg Class A Common Stock became, in accordance with its terms, exercisable for one share of our common stock, with all other terms of such warrants remaining unchanged. In addition, and we assumed all rights and obligations under ChaSerg’s existing Warrant Agreement (as described below).

As of February 15, 2021, there were outstanding an aggregate of 11,346,494 warrants to acquire our common stock. Each warrant entitles the holder thereof to purchase one share of our common stock at $11.50 per share.

Redeemable Warrants

Public Stockholders’ Warrants

Each whole warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of ChaSerg’s initial public offering or 30 days after the completion of the Business Combination. Pursuant to the Warrant Agreement (as described below), a warrantholder may exercise its warrants only for a whole number of shares of our common stock. This means that only a whole warrant may be exercised at any given time by a warrantholder. No fractional warrants were issued upon separation of the units and only whole warrants will trade. Accordingly, unless a holder purchased at least two units, the holder will not be able to receive or trade a whole warrant.

The warrants expire five years after the completion of the Business Combination, at 5:00 p.m., Eastern time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of our common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of our common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of our common stock upon exercise of a warrant unless our common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

In connection with the Business Combination, on June 2, 2020 we filed a registration statement on Form S-1 with the SEC covering the shares of our common stock issuable upon exercise of the warrants. We have agreed to maintain a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, per the Warrant Agreement (as described below).

We may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

●	if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

We may not exercise our redemption right if the issuance of shares of our common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of our common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in the initial public offering.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of our common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of the warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” is the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their placement warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each whole warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) and (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, any consideration received for such rights will be taken into account, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of common stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to redeem 100% of our common stock if we do not complete our initial business combination within 18 months from the closing of ChaSerg’s initial public offering or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of shares sold in ChaSerg’s initial public offering upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of its assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants were issued in registered form under a Warrant Agreement, which we have now assumed, between Continental Stock Transfer & Trust Company, as warrant agent, and ChaSerg. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding publicly traded warrants (the “Public Warrants”) to make any change that adversely affects the interests of the registered holders of Public Warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrantholder.

Placement Warrants

Except as described below, the placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in ChaSerg’s initial public offering, including as to exercise price, exercisability and exercise period. The placement warrants (including our common stock issuable upon exercise of the placement warrants) were not transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions as described under the section titled “Restrictions on Transfers of Earnout Shares,” to our officers and directors and other persons or entities affiliated with the Sponsor or Cantor and/or its designees). They will also be exercisable on a cashless basis and will not be redeemable by us so long as they are held by the Sponsor, Cantor and/or their permitted transferees. The Sponsor, Cantor and/or their permitted transferees, have the option to exercise the placement warrants on a cashless basis. If the placement warrants are held by holders other than the Sponsor, Cantor and/or their permitted transferees, the placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units sold in ChaSerg’s initial public offering. In addition, for as long as the placement warrants are held by Cantor and/or its designees or affiliates, they may not be exercised after five years from the effective date of the registration statement used in connection with ChaSerg’s initial public offering.

If holders of the placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we agreed that these warrants would be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is that the Sponsor is, and its transferees could be, affiliated with us following the Business Combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. Accordingly, unlike public stockholders who could sell the shares of common stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to fund working capital deficiencies and finance transaction costs in connection with our Business Combination, the Sponsor made loans in the amount of $530,000. In connection with the completion of our Business Combination, ChaSerg issued 53,000 units, equal to 53,000 shares of its common stock, and 26,500 placement warrants, to Explorer, the parent entity of the Sponsor, as repayment for those loans.

Restrictions on Transfer of Earnout Shares

In connection with the Business Combination, the Sponsor and Cantor entered into a side letter with us pursuant to which, among other things, each of the Sponsor and Cantor agreed to refrain from selling, transferring or otherwise disposing of up to 1,090,000 and 110,000 shares, respectively, of our common stock (such portion, the “Earnout Shares”) that it holds, until certain release events have been realized. Such Earnout Shares were automatically converted to shares of our common stock following the Business Combination. Under the terms of the side letter, each of the Sponsor and Cantor is able to sell or transfer one-third of its respective Earnout Shares upon the price of our common stock reaching a price of $12.00 per share, an additional one-third of its respective Earnout Shares upon the stock price reaching a price of $13.50 per share and the final one-third of its respective Earnout Shares upon the stock price reaching a price of $15.00 per share, in each case where such price targets were achieved for a minimum of 20 days out of a 30-day trading period during the applicable earn out period. The $12.00 per share price threshold was met in January 2021 and the $13.50 per share price threshold was met in March 2021.

Our Transfer Agent and Warrant Agent

The transfer agent and registrar for our common stock and warrants is Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of Delaware Law, Successor’s Amended and Restated Certificate of Incorporation, and Successor’s Bylaws

Our amended and restated certificate of incorporation provides that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person will be able to gain control of our board only by successfully engaging in a proxy contest at three or more annual meetings.

Our amended and restated certificate of incorporation does not provide for any action required or permitted to be taken by stockholders to be effected by written consent. Our amended and restated certificate of incorporation provides that directors may be removed prior to the expiration of their terms by stockholders only for cause and upon the affirmative vote of at least a majority of the voting power of all outstanding common stock.

Our amended and restated certificate of incorporation requires that changes or amendments to the amended and restated certificate of incorporation or the amended and restated bylaws must be approved by at least a majority of the voting power of the then-outstanding common stock.

Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Instead, our board of directors is empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances. Our advance notice procedures include requirements that the stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting.

Our amended and restated certificate of incorporation provides that special meetings of stockholders may be called only by the chairman of our board of directors, our chief executive officer or a majority of our board of directors, and stockholders are specifically denied the right to call special meetings.

Our amended and restated certificate of incorporation provides that stockholders seeking to bring business before any meeting of stockholders or to nominate candidates for election as directors at any meeting of stockholders must provide advance notice as provided in our amended and restated bylaws. These advance notice procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of the Company.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum

Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for the following (except for any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction):

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a claim of breach of a fiduciary duty owed by, or otherwise wrongdoing by, any of our directors, officers or other employees to us or our stockholders;

●	any action arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or amended and restated bylaws;

●	any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or amended and restated bylaws; and

●	any other action asserting a claim that is governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware.

However, notwithstanding the exclusive forum provisions, our amended and restated bylaws explicitly state that they would not preclude the filing of claims brought to enforce any liability or duty created under federal securities laws, including the Exchange Act or Securities Act.

Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.

In addition, our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Registration Rights Agreement

We entered into an amended and restated registration rights agreement with the Sponsor and certain holders party thereto (the “Existing Holders”) (as amended and restated, the “Registration Rights Agreement”). Under the Registration Rights Agreement, within 45 calendar days after consummation of the Business Combination, we were required to register for resale our common stock issuable for (i) shares of common stock held by any Existing Holders immediately following the closing of the Business Combination, (ii) any of the 640,000 units issued in private placement transactions by us in October 2018 and (iii) any other equity securities of ours issued or issuable with respect to any securities referenced in clause (i) and (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization (collectively, “Registrable Securities”).

The holders of a majority-in-interest of the Registrable Securities held by the Existing Holders and any of their permitted transferees were entitled to demand that we register the resale of such securities; provided, however, that we are not be required to effect an underwritten offering for any resale of Registrable Securities on a Registration Statement on Form S-3 unless such underwritten offering is reasonably expected to result in gross proceeds in excess of $10 million.

On May 12, 2020, the Company filed the Initial Registration Statement, which, as amended, was declared effective by the SEC on June 3, 2020, pursuant to the registration rights held by such Existing Holders. On March 8, 2021, the Company filed the Post-Effective Amendment No.1, which was declared effective by the SEC on March 13, 2021. In addition, these Existing Holders will have “piggy-back” registration rights to include their securities in other registration statements filed by us.

We will bear the expenses incurred in connection with the filing of any such registration statements.

Warrant Agreement

After giving effect to the Business Combination, we assumed all rights and obligations under ChaSerg’s Warrant Agreement entered into on October 4, 2018 between ChaSerg and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”). Pursuant to the Warrant Agreement, ChaSerg agreed to use its best efforts to file a registration statement with the SEC registering resales of shares of common stock issuable upon the exercise of the Private Warrants held by the Sponsor and the Public Warrants, in addition to certain other securities, as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination. ChaSerg agreed to use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants. Warrant holders may, during any period when we fail to maintain an effective registration statement covering the common stock issuable upon exercise of the warrants, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available.

Stockholders’ Agreement

On November 13, 2019, and effective as of the closing of the Business Combination (the “Closing”), ChaSerg and each of the Sponsor, BGV, GDB International Investment Limited, GDD International Holding Company, Leonard Livschitz, Victoria Livschitz and ASL (together with any individuals or entities that are signatories thereto or hereafter become party to the agreement, the “Voting Parties”) entered into a Stockholders’ Agreement, pursuant to which, among other things, the Voting Parties agreed (i) to take all necessary action to cause the our board of directors to be comprised of eight directors effective immediately following the Closing, (ii) subject to certain share ownership thresholds, to grant each of ASL and the Sponsor rights to designate two directors for election to the Company’s board of directors (and the Voting Parties will vote in favor of such designees), (iii) to designate the Chief Executive Officer of Grid Dynamics for election to our board of directors, and (iv) to designate three unaffiliated designates for election to our board of directors.

Rule 144

A person who has beneficially owned restricted shares of common stock for at least six months would be entitled to sell their shares provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of common stock for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

●	1% of the number of shares then outstanding; and

●	the average weekly trading volume of the shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about our company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Following the consummation of the business combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Exchange Listing

Our common stock and warrants are listed on NASDAQ under the symbols “GDYN” and “GDYNW,” respectively.

PRINCIPAL AND SELLING SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2021 (unless otherwise specified), as adjusted to reflect the Securities that may be sold from time to time pursuant to this prospectus, for:

●	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

●	each of our named executive officers;

●	each of our directors;

●	all executive officers and directors as a group; and

●	all selling securityholders, consisting of the entities and individuals shown as having securities listed in the columns “Shares Being Offered” and “Warrants Being Offered,” as applicable.

The shares of common stock and warrants originally offered by the selling securityholders hereunder include:

●	an aggregate of 22,681,138 outstanding shares of our common stock beneficially owned by Beijing Teamsun Technology Co. Ltd and certain of our employees and directors;

●	an aggregate of 6,030,000 outstanding shares of our common stock beneficially owned by ChaSerg Technology Sponsor LLC (the “Sponsor”);

●	an aggregate of 110,000 outstanding shares of our common stock beneficially owned by Cantor Fitzgerald & Co. (“Cantor”);

●	an aggregate of 53,000 outstanding shares of our common stock beneficially owned by Explorer Parent LLC (“Explorer”), the parent entity of the Sponsor;

●	265,000 shares of our common stock issuable upon exercise of the warrants that were issued to the Sponsor in connection with ChaSerg’s initial public offering in a private placement, currently exercisable for one share of our common stock at a price of $11.50 per share (upon exercise and issuance, such shares of common stock may be offered for sale by the holders pursuant to this prospectus);

●	265,000 warrants to purchase shares of our common stock that are the warrants issued to the Sponsor in connection with ChaSerg’s initial public offering in a private placement, currently exercisable for one share of our common stock at a price of $11.50 per share;

●	55,000 shares of our common stock issuable upon exercise of the warrants that were issued to Cantor in connection with ChaSerg’s initial public offering in a private placement, currently exercisable for one share of our common stock at a price of $11.50 per share (upon exercise and issuance, such shares of common stock may be offered for sale by the holders pursuant to this prospectus);

●	55,000 warrants to purchase shares of our common stock that are the warrants issued to Cantor in connection with ChaSerg’s initial public offering in a private placement, currently exercisable for one share of our common stock at a price of $11.50 per share;

●	26,500 shares of our common stock issuable upon exercise of the warrants that were issued to Explorer in connection with the Business Combination in a private placement as consideration for repayment of loans made by the Sponsor to ChaSerg, currently exercisable for one share of our common stock at a price of $11.50 per share (upon exercise and issuance, such shares of common stock may be offered for sale by the holders pursuant to this prospectus);

●	26,500 warrants to purchase shares of our common stock that are the warrants that were issued to Explorer in connection with the Business Combination in a private placement as consideration for repayment of loans made the by Sponsor to ChaSerg, currently exercisable for one share of our common stock at a price of $11.50 per share; and

●	4,609,314 shares of our common stock issuable upon vesting in full of restricted stock units (“RSUs”) and performance share awards (“PSAs”) granted on March 13, 2020 and May 4, 2020, to certain of our employees (upon vesting in full of the RSUs and PSAs, and issuance of the shares of our common stock pursuant to the RSUs and PSAs, such shares of common stock may be offered for sale by the holders pursuant to this prospectus). 1,722,564 of these shares were issuable upon the vesting of PSAs granted on May 4, 2020, and this number assumed the maximum number of shares subject to the PSAs would vest based on the achievement of the maximum target performance conditions for all such PSAs. In February 2021, 1,452,699 shares were issued (702,532 net of shares withheld for taxes) after the compensation committee of our board certified the achievement of certain performance metrics, resulting in 253% of the target number of PSAs vesting on the certification date.

Note that the (i) 11,000,000 shares of our common stock issuable upon exercise of public warrants that were sold in ChaSerg’s initial public offering and (ii) 1,776,500 shares of our common stock now issuable upon the exercise of options to purchase shares of our common stock granted after March 5, 2020 are not included in the following table.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options, warrants or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of February 28, 2021. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

We have based percentage ownership of our common stock prior to this offering on 53,802,690 shares of our common stock outstanding as of February 28, 2021 unless otherwise noted.

Unless otherwise indicated, the address of each beneficial owner listed on the table below is c/o Grid Dynamics Holdings, Inc., 5000 Executive Parkway, Suite 520, San Ramon, CA 94583.

	Shares Beneficially Owned Prior to the Offering(1)		Shares Being Offered(2)	Warrants Being Offered	Shares Beneficially Owned After the Offering
	Shares	Percentage	Shares	Warrants	Shares	Percentage
Name of Beneficial Owner 5% Securityholders:
Beijing Teamsun Technology Co. Ltd.(3)	19,490,295	36.2%	19,490,295	—	—	—
Entities affiliated with Blackrock, Inc.(4)	2,948,496	5.5%	—	—	2,948,496	4.3%
Entities affiliated with Federated Hermes, Inc.(5)	2,744,600	5.1%	—	—	2,744,600	4.0%
Entities affiliated with William Blair Investment Management, LLC(6)	3,601,085	6.7%	—	—	3,601,085	5.3%
Named Executive Officers and Directors:
Lloyd Carney(7)	1,115,240	2.1%	—	—	1,115,240	1.6%
Eric Benhamou(8)	2,404,297	4.5%	2,094,850	—	309,447	*
Marina Levinson(9)	11,036	*	—	—	11,036	*
Leonard Livschitz(10)	2,542,472	4.5%	1,732,219	—	1,985,459	2.9%
Michael Southworth(11)	11,456	*	—	—	11,456	*
Weihang Wang(12)	9,772	*	—	—	9,772	*
Yueou Wang(13)	200,375	*	—	—	200,375	*
Shuo Zhang(14)	224,619	*	139,655	—	84,964	*
Victoria Livschitz(15)	1,429,832	2.6%	1,088,066	—	341,766	*
Yury Gryzlov(16)	409,190	*	238,064	—	352,671	*
Other Executive Officers:
Anil Doradla(17)	101,021	*	244,988	—	37,500	*
Max Martynov (18)	339,097	*	237,978	—	289,136	*
Vadim Kozyrkov(19)	339,140	*	238,027	—	289,136	*
Stan Klimoff(20)	342,988	*	346,483	—	180,675	*
All executive officers and directors as a group (14 persons)	9,480,535	16.4%	6,360,330	—	5,218,633	7.7%
Other Selling Securityholders:
Cantor Fitzgerald & Co.(21)	127,875	*	127,875	42,625	—	—
ChaSerg Technology Sponsor LLC (22)	726,667	1.4%	726,667	—	—	—
Explorer Parent LLC (23)	1,189,442	*	79,500	26,500	1,083,442	1.4%
Employees hired from 2006 to 2010(24)	316,418	*	254,991		253,927	*
Employees hired from 2013 to 2016(25)	274,243	*	181,554		231,189	*

(*)	Represents beneficial ownership of less than 1%.

(1)	The percentage of beneficial ownership on the record date is calculated based on 53,802,690 shares of our common stock as of February 28, 2021, adjusted for each owner’s options, warrants or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of February 28, 2021, if any. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.
(2)	Includes certain outstanding shares of our common stock, certain shares of our common stock issuable upon exercise of warrants issued in connection with ChaSerg’s initial public offering in private placements, and certain shares of our common stock issuable upon vesting in full of the RSUs and PSAs granted on March 13, 2020, and May 4, 2020, to certain of our employees.
(3)	Consists of 19,490,295 outstanding shares of our common stock. Beijing Teamsun Technology Co. Ltd. (“Beijing Teamsun”) is the ultimate parent of GDD International Holdings Company (“GDD”), through its subsidiaries Teamsun Technology (HK) Limited (“Teamsun”), Automated Systems Holdings Limited (“ASL”) and GDB International Investment Limited (“GDB”). Beijing Teamsun, GDD, Teamsun, ASL and GDB share voting and dispositive power of all these shares. The address of ASL, GDB and GDD is 15/F, Topsail Plaza, 11 On Sum Street, Shain, Hong Kong, the address of Teamsun is Unit 907, 9th Floor, Tai Yau Building, 181 Johnston Road, Wanchai, Hong Kong and the address of Beijing Teamsun is Room 501, 5/F., No. 23 Building, 10 East Block XiBeiWang East Road, HaiDian District, Beijing, China.
(4)	Based solely on information contained in a Schedule 13G filed on February 2, 2021. This securityholder has sole power to dispose or to direct the disposition of these securities. The securityholder’s principal business address is 55, East 52nd Street, New York, NY 10055.

(5)	Based solely on information contained in a Schedule 13G filed on February 12, 2021. Federated Hermes, Inc. (the “Parent”) is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the “Investment Advisers”), which act as investment advisers to registered investment companies and separate accounts that own these securities (the “Reported Securities”). The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of the Parent. All of the Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Trust”) for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively, the “Trustees”). The Trustees exercise collective voting control over the Parent. The Parent, the Trust, and each of the Trustees expressly disclaim beneficial ownership of the Reported Securities. The principal business address for each of the entities and persons identified in this footnote is 1001 Liberty Avenue, Pittsburgh, PA 15222-3779.
(6)	Based solely on information contained in a Schedule 13G filed on February 10, 2021. This securityholder has sole power to dispose or to direct the disposition of these securities. The securityholder’s principal business address is 55, East 52nd Street, New York, NY 10055.
(7)	Consists of (a) 1,025,324 shares held of record by Mr. Carney, (b) 82,150 shares held of record by The Lloyd A. Carney Revocable Trust dated September 25, 1995, of which Mr. Carney serves as trustee, and (c) 7,766 shares subject to RSUs that vest within 60 days of February 28, 2021.
(8)	Consists of (a) 238,228 shares held of record by Mr. Benhamou, (b) 2,094,850 shares held of record by BGV Opportunity Fund LP for which Mr. Benhamou is an officer, director and general partner, (c) 63,533 shares subject to options exercisable within 60 days of February 28, 2021, all of which have vested as of such date, and (d) 7,686 shares subject to RSUs that vest within 60 days of February 28, 2021.
(9)	Consists of (a) 3,751 shares held of record by Ms. Levinson and (b) 7,285 shares subject to RSUs that vest within 60 days of February 28, 2021.
(10)	Consists of (a) 399,219 shares held of record by Mr. Livschitz, (b) 1,985,459 shares subject to options exercisable within 60 days of February 28, 2021, all of which have vested as of such date, and (c) 157,794 shares subject to RSUs that vest within 60 days of February 28, 2021. Mr. Livschitz was granted (a) 1,333,000 RSUs on March 13, 2020, certain of which vest within 60 days of February 28, 2021, and (b) 999,750 PSAs on May 4, 2020. The 999,750 PSAs assumed that Mr. Livschitz would achieve the maximum target performance conditions for this grant (equal to 300% of the target number of PSAs subject to this award). In February 2021, the compensation committee of our board certified the achievement of the performance conditions for this grant, resulting in Mr. Livschitz receiving 399,219 shares upon the PSAs vesting (equal to 253% of the target number of PSAs subject to this award, and after accounting for PSAs withheld for tax purposes). Upon vesting in full of such RSUs and PSAs, and issuance of the shares of our common stock pursuant to the RSUs and PSAs, such shares of common stock may be offered for sale by Mr. Livschitz pursuant to this prospectus.
(11)	Consists of (a) 4,091 shares held of record by Mr. Southworth and (b) 7,365 shares subject to RSUs that vest within 60 days of February 28, 2021.
(12)	Consists of (a) 2,727 shares held of record by Mr. Wang and (b) 7,045 shares subject to RSUs that vest within 60 days of February 28, 2021.
(13)	Consists of (a) 2,727 shares held of record by Mr. Wang, (b) 190,603 shares subject to options exercisable within 60 days of February 28, 2021, all of which have vested as of such date, and (c) 7,045 shares subject to RSUs that vest within 60 days of February 28, 2021.
(14)	Consists of (a) 14,146 shares held of record by Ms. Zhang, (b) 139,655 shares held of record by Renascia Fund B LLC for which Ms. Zhang is the managing member and chief executive, (c) 63,533 shares subject to options exercisable within 60 days of February 28, 2021, all of which have vested as of such date, and (d) 7,285 shares subject to RSUs that vest within 60 days of February 28, 2021.
(15)	Consists of (a) 40,687 shares held of record by Ms. Livschitz, (b) 277,804 shares held of record by the Victoria Livschitz Charitable Trust for which Ms. Livschitz serves as trustee, (c) 119,343 shares held by the Livschitz Children’s Charitable Trust for which Ms. Livschitz serves as trustee, (d) 576,732 shares held by VLSK2019 LLC for which Ms. Livschitz is a member, (e) 399,190 shares subject to options exercisable within 60 days of February 28, 2021, and (f) 16,076 shares subject to RSUs that vest within 60 days of February 28, 2021. Ms. Livschitz was granted 129,500 RSUs on March 13, 2020, 70,000 RSUs on May 4, 2020, and 97,125 PSAs on May 4, 2020, certain of which vest within 60 days of February 28, 2021. The 97,125 PSAs assumed that Ms. Livschitz would achieve the maximum target performance conditions for this grant (equal to 300% of the target number of PSAs subject to this award). In February 2021, the compensation committee of our board certified the achievement of the performance conditions for this grant, resulting in Ms. Livschitz receiving 40,687 shares upon the PSAs vesting (equal to 253% of the target number of PSAs subject to this award, and after accounting for PSAs withheld for tax purposes). Upon vesting in full of such RSUs and PSAs, and issuance of the shares of our common stock pursuant to the RSUs and PSAs, such shares of common stock may be offered for sale by Ms. Livschitz pursuant to this prospectus.

(16)	Consists of (a) 38,564 shares held of record by Mr. Gryzlov, (b) 352,671 shares subject to options exercisable within 60 days of February 28, 2021, and (c) 17,955 shares subject to RSUs that vest within 60 days of February 28, 2021. Mr. Gryzlov was granted 129,500 RSUs on March 13, 2020, 70,000 RSUs on May 4, 2020, and 97,125 PSAs on May 4, 2020, certain of which vest within 60 days of February 28, 2021. The 97,125 PSAs assumed that Mr. Gryzlov would achieve the maximum target performance conditions for this grant (equal to 300% of the target number of PSAs subject to this award). In February 2021, the compensation committee of our board certified the achievement of the performance conditions for this grant, resulting in Mr. Gryzlov receiving 38,564 shares upon the PSAs vesting (equal to 253% of the target number of PSAs subject to this award, and after accounting for PSAs withheld for tax purposes). Upon vesting in full of such RSUs and PSAs, and issuance of the shares of our common stock pursuant to the RSUs and PSAs, such shares of common stock may be offered for sale by Mr. Gryzlov pursuant to this prospectus.
(17)	Consists of (a) 47,988 shares held of record by Mr. Doradla, (b) 35,000 shares subject to options exercisable within 60 days of February 28, 2021, and (c) 18,033 shares subject to RSUs that vest within 60 days of February 28, 2021. Mr. Doradla was granted 129,500 RSUs on March 13, 2020, 70,000 RSUs on May 4, 2020, and 97,125 PSAs on May 4, 2020, certain of which vest within 60 days of February 28, 2021. The 97,125 PSAs assumed that Mr. Doradla would achieve the maximum target performance conditions for this grant (equal to 300% of the target number of PSAs subject to this award). In February 2021, the compensation committee of our board certified the achievement of the performance conditions for this grant, resulting in Mr. Doradla receiving 45,488 shares upon the PSAs vesting (equal to 253% of the target number of PSAs subject to this award, and after accounting for PSAs withheld for tax purposes). Upon vesting in full of such RSUs and PSAs, and issuance of the shares of our common stock pursuant to the RSUs and PSAs, such shares of common stock may be offered for sale by Mr. Doradla pursuant to this prospectus.
(18)	Consists of (a) 34,631 shares held of record by Mr. Martynov, (b) 289,136 shares subject to options exercisable within 60 days of February 28, 2021, and (c) 15,330 shares subject to RSUs that vest within 60 days of February 28, 2021. Mr. Martynov was granted 129,500 RSUs on March 13, 2020, 70,000 RSUs on May 4, 2020, and 97,125 PSAs on May 4, 2020, certain of which vest within 60 days of February 28, 2021. The 97,125 PSAs assumed that Mr. Martynov would achieve the maximum target performance conditions for this grant (equal to 300% of the target number of PSAs subject to this award). In February 2021, the compensation committee of our board certified the achievement of the performance conditions for this grant, resulting in Mr. Martynov receiving 38,478 shares upon the PSAs vesting (equal to 253% of the target number of PSAs subject to this award, and after accounting for PSAs withheld for tax purposes). Upon vesting in full of such RSUs and PSAs, and issuance of the shares of our common stock pursuant to the RSUs and PSAs, such shares of common stock may be offered for sale by Mr. Martynov pursuant to this prospectus.
(19)	Consists of (a) 34,674 shares held of record by Mr. Kozyrkov, (b) 289,136 shares subject to options exercisable within 60 days of February 28, 2021, and (c) 15,330 shares subject to RSUs that vest within 60 days of February 28, 2021. Mr. Kozyrkov was granted 129,500 RSUs on March 13, 2020, 70,000 RSUs on May 4, 2020, and 97,125 PSAs on May 4, 2020, certain of which vest within 60 days of February 28, 2021. The 97,125 PSAs assumed that Mr. Kozyrkov would achieve the maximum target performance conditions for this grant (equal to 300% of the target number of PSAs subject to this award). In February 2021, the compensation committee of our board certified the achievement of the performance conditions for this grant, resulting in Mr. Kozyrkov receiving 38,527 shares upon the PSAs vesting (equal to 253% of the target number of PSAs subject to this award, and after accounting for PSAs withheld for tax purposes). Upon vesting in full of such RSUs and PSAs, and issuance of the shares of our common stock pursuant to the RSUs and PSAs, such shares of common stock may be offered for sale by Mr. Kozyrkov pursuant to this prospectus.
(20)	Consists of (a) 38,524 shares held of record by Mr. Klimoff, (b) 108,459 shares held of record by the O. Fox Charitable Trust for which Mr. Klimoff is the trustee, (c) 180,675 shares subject to options exercisable within 60 days of February 28, 2021, and (d) 15,330 shares subject to RSUs that vest within 60 days of February 28, 2021. Mr. Klimoff was granted 129,500 RSUs on March 13, 2020, 70,000 RSUs on May 4, 2020, and 97,125 PSAs on May 4, 2020, certain of which vest within 60 days of February 28, 2021. The 97,125 PSAs assumed that Mr. Klimoff would achieve the maximum target performance conditions for this grant (equal to 300% of the target number of PSAs subject to this award). In February 2021, the compensation committee of our board certified the achievement of the performance conditions for this grant, resulting in Mr. Klimoff receiving 38,524 shares upon the PSAs vesting (equal to 253% of the target number of PSAs subject to this award, and after accounting for PSAs withheld for tax purposes). Upon vesting in full of such RSUs and PSAs, and issuance of the shares of our common stock pursuant to the RSUs and PSAs, such shares of common stock may be offered for sale by Mr. Klimoff pursuant to this prospectus.
(21)	Consists of (a) 85,250 outstanding shares of our common stock and (b) 42,625 shares subject to warrants exercisable within 60 days of February 28, 2021, some of which are held by Chardan Capital Markets, LLC. The business address of Cantor is 110 East 59th Street, New York, NY 10022.

(22)	Based solely on information contained in a Schedule 13D filed on February 1, 2021. Consists of 726,700 outstanding shares of our common stock. The Sponsor is the record holder of the shares reported herein. Alex Vieux and Steven Fletcher are the managing members of the Sponsor and exercise voting and dispositive control over the shares. The business address of the Sponsor and these individuals is 533 Airport Blvd, Suite 400, Burlingame, CA 94010.
(23)	Based solely on information contained in a Schedule 13D filed on February 1, 2021. Consists of (a) 897,942 outstanding shares of our common stock and (b) 291,500 shares subject to warrants exercisable within 60 days of February 28, 2021. The business address of Explorer is 533 Airport Blvd, Suite 400, Burlingame, CA 94010.
(24)	Consists of selling stockholder employees not otherwise listed in this table whom within the groups indicated collectively own less than 1% of our common stock. Consists of 253,927 shares subject to options exercisable within 60 days of February 28, 2021, certain of which have vested as of such date. These employees were also granted 110,000 RSUs on March 13, 2020, 110,000 RSUs on May 4, 2020, and 82,500 PSAs on May 4, 2020, certain of which vest within 60 days of February 28, 2021. The 82,500 PSAs assumed that these employees would each achieve the maximum target performance conditions for their grants (equal to 300% of the target number of PSAs subject to each award). In February 2021, the compensation committee of our board certified the achievement of the performance conditions for these grants, resulting in these employees receiving 34,991 shares in total upon the PSAs vesting (equal to 253% of the target number of PSAs subject to these awards, and after accounting for PSAs withheld for tax purposes). Upon vesting in full of such RSUs and PSAs, and issuance of the shares of our common stock pursuant to the RSUs and PSAs, such shares of common stock may be offered for sale by these employees pursuant to this prospectus.
(25)	Consists of selling stockholder employees not otherwise listed in this table whom within the groups indicated collectively own less than 1% of our common stock. Consists of 231,189 shares subject to options exercisable within 60 days of February 28, 2021, certain of which have vested as of such date. These employees were also granted 60,000 RSUs on March 13, 2020, 93,500 RSUs on May 4, 2020, and 57,564 PSAs on May 4, 2020, certain of which vest within 60 days of February 28, 2021. The 57,564 PSAs assumed that these employees would each achieve the maximum target performance conditions for their grants (equal to 300% of the target number of PSAs subject to each award). In February 2021, the compensation committee of our board certified the achievement of the performance conditions for these grants, resulting in these employees receiving 28,054 shares in total upon the PSAs vesting (equal to 253% of the target number of PSAs subject to these awards, and after accounting for PSAs withheld for tax purposes). Upon vesting in full of such RSUs and PSAs, and issuance of the shares of our common stock pursuant to the RSUs and PSAs, such shares of common stock may be offered for sale by these employees pursuant to this prospectus.

Please see the sections titled “Management” and “Certain Relationships, Related Party and Other Transactions” appearing elsewhere in this prospectus for information regarding material relationships with our selling stockholders within the past three years.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 11,000,000 shares of our common stock issuable upon the exercise the Public Warrants. We are registering the other Securities covered by this prospectus to permit the selling securityholders to conduct public secondary trading of these Securities from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the Securities offered by this prospectus. We will receive up to an aggregate of approximately $130,484,750 ($57,077,156.50 based on the number of Warrants outstanding on February 28, 2021) from the exercise of the Warrants assuming the exercise in full of all of the Warrants for cash. The aggregate proceeds to the selling securityholders from the sale of the Securities will be the purchase price of the Securities less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Securities covered by this prospectus. The selling securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Securities to be made directly or through agents.

The Securities offered by this prospectus may be sold from time to time to purchasers:

●	directly by the selling securityholders, or

●	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling securityholders or the purchasers of the Securities.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Securities by the selling securityholders.

The Securities may be sold in one or more transactions at:

●	fixed prices;

●	prevailing market prices at the time of sale;

●	prices related to such prevailing market prices;

●	varying prices determined at the time of sale; or

●	negotiated prices.

These sales may be effected in one or more transactions:

●	on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of sale, including NASDAQ;

●	in the over-the-counter market;

●	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

●	any other method permitted by applicable law; or

●	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

At the time a particular offering of the Securities is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the selling securityholders, the aggregate amount of Securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of Securities by the selling securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

The selling securityholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the selling securityholders will sell any or all of the Securities under this prospectus. Further, we cannot assure you that the selling securityholders will not transfer, distribute, devise or gift the Securities by other means not described in this prospectus. In addition, any Securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling securityholders and any other person participating in the sale of the Securities will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the particular Securities being distributed. This may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

With respect to those Securities being registered pursuant to the Registration Rights Agreement, we have agreed to indemnify or provide contribution to the selling securityholders and all of their officers, directors and control persons, as applicable, and certain underwriters effecting sales of the Securities against certain liabilities, including certain liabilities under the Securities Act. The selling securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the Securities against certain liabilities, including liabilities arising under the Securities Act.

For additional information regarding expenses of registration, see the section titled “Use of Proceeds.”

Exercise of Warrants

The Warrants may be exercised upon the surrender of the certificate evidencing such warrant on or before the expiration date at the offices of the warrant agent, Continental Stock Transfer & Trust Company, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrants, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrants will be required to be exercised on a cashless basis in the event of a redemption of the Warrants pursuant to the warrant agreement governing such Warrants in which our board of directors has elected to require all holders of the Warrants who exercise their Warrants to do so on a cashless basis. In such event, such holder may exercise his, her or its warrants on a cashless basis by paying the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Warrants to be exercised, multiplied by the difference between the exercise price of the Warrants and the “Fair Market Value” (defined below) by (y) the Fair Market Value. The “Fair Market Value” means the average last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

No fractional shares will be issued upon the exercise of the Warrants. If, upon the exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to such holder, pursuant to the agreement governing such Warrant.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

EXPERTS

The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses to be paid by the Registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates.

SEC registration fee		$47,802.49	(1)
FINRA filing fee		-
Exchange listing fee		*
Printing and engraving		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses (including legal fees)		*
Transfer agent and registrar fees		*
Miscellaneous		*
Total	$	*

*	To be completed by amendment.

(1)	Previously paid.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by Section 102 of the Delaware General Corporation Law, our amended and restated certificate of incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

●	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

●	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

●	the rights provided in our amended and restated bylaws are not exclusive.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein. We have entered into separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our amended and restated bylaws also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have obtained a policy of director’s and officer’s liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits. We have filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

EXHIBIT INDEX

Exhibit		Incorporated by Reference
Number	Description	Form	File No.	Exhibit	Filing Date
2.1*	Agreement and Plan of Merger, dated as of November 13, 2019, by and among ChaSerg Technology Acquisition Corp., Grid Dynamics International, Inc., CS Merger Sub 1 Inc., CS Merger Sub 2 LLC, and Automated Systems Holdings Limited, solely in its capacity as representative of the Securityholders.	8-K	001-38685	2.1	November 13, 2019
3.1*	Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-38685	3.1	March 9, 2020
3.2*	Amended and Restated Bylaws of the Registrant.	8-K	001-38685	3.1	May 6, 2020
4.1*	Specimen Common Stock Certificate of the Registrant.	8-K	001-38685	4.1	March 9, 2020
4.2*	Specimen Warrant Certificate of the Registrant.	8-K	001-38685	4.2	March 9, 2020
4.3*	Warrant Agreement, dated October 4, 2018, between ChaSerg Technology Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	001-38685	4.1	October 4, 2018
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.	S-1	333-238202	5.1	May 12, 2020
10.1*+	Grid Dynamics International, Inc. 2018 Stock Plan and Forms of Agreement.	10-Q	001-38685	10.16	May 11, 2020
10.2*+	Grid Dynamics Holdings, Inc. 2020 Equity Incentive Plan.	10-Q	001-38685	10.1	May 11, 2020
10.3*+	Grid Dynamics Holdings, Inc. 2020 Equity Incentive Plan - Form of Stock Option Agreement	8-K	001-38685	10.2	March 9, 2020
10.4*+	Grid Dynamics Holdings, Inc. 2020 Equity Incentive Plan - Form of Restricted Stock Unit Agreement.	8-K	001-38685	10.3	March 9, 2020
10.5*+	Grid Dynamics Holdings, Inc. 2020 Equity Incentive Plan - Form of Restricted Stock Agreement.	8-K	001-38685	10.4	March 9, 2020
10.6*+	Grid Dynamics Holdings, Inc. 2020 Equity Incentive Plan - Form of Performance Share Award Agreement.	8-K	001-38685	10.5	March 9, 2020
10.7*+	Form of Director and Officer Indemnification Agreement.	8-K	001-38685	10.6	March 9, 2020
10.8*+	Outside Director Compensation Policy.	8-K	001-38685	10.7	March 9, 2020
10.9*+	Employment Agreement between the Registrant and Leonard Livschitz.	8-K	001-38685	10.8	March 9, 2020
10.10*+	Employment Agreement between the Registrant and Anil Doradla.	8-K	001-38685	10.9	March 9, 2020
10.11*+	Employment Agreement between the Registrant and Victoria Livschitz.	8-K	001-38685	10.10	March 9, 2020
10.12*+	Employment Agreement between the Registrant and Max Martynov.	8-K	001-38685	10.11	March 9, 2020
10.13*+	Employment Agreement between the Registrant and Yury Gryzlov.	8-K	001-38685	10.12	March 9, 2020
10.14*+	Employment Agreement between the Registrant and Vadim Kozyrkov.	8-K	001-38685	10.13	March 9, 2020
10.15*+	Employment Agreement between the Registrant and Stan Klimoff.	8-K	001-38685	10.14	March 9, 2020

10.16*+	Form of Tax Indemnification Agreement of the Registrant.	8-K	001-38685	10.15	March 9, 2020
10.17*	Form of Salary Reduction Acknowledgment.	8-K	001-38685	10.1	July 6, 2020
10.18*	Form of Lock-Up Agreement.	8-K	001-38685	10.5	November 13, 2019
10.19*	Amended and Restated Side Letter dated January 26, 2020 between Chaserg Technology Acquisition Corp., ChaSerg Technology Sponsor LLC and Cantor Fitzgerald & Co.	8-K	001-38685	10.1	January 27, 2020
10.20*	Amended and Restated Registration Rights Agreement, dated as of March 5, 2020, by and among the Company and certain security holders.	10-Q	001-38685	10.17	May 11, 2020
10.21*	Waiver of Amended and Restated Registration Rights Agreement, dated as of April 17, 2020, by and among the Company and certain security holders.	S-1	333-238202	10.21	May 12, 2020
10.22*	Stockholders’ Agreement, dated as of November 13, 2019, by and among the Company and certain security holders.	10-Q	001-38685	10.18	May 11, 2020
10.23*	Warrant Exchange Agreement, dated as of February 17, 2021, between the Company and the Holder	8-K	001-38685	10.1	February 19, 2021
16.1*	Letter from WithumSmith+Brown, PC regarding Change in Independent Registered Public Accounting Firm dated March 17, 2020.	8-K	001-38685	16.1	March 17, 2020
21.1*	List of Subsidiaries of the Registrant.	S-1	333-238202	21.1	May 12, 2020
23.1	Consent of Grant Thornton LLP.
23.2*	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).	S-1	333-238202	23.3	May 12, 2020
24.1*	Power of Attorney	S-1	333-238202	24.1	May 12, 2020

*	Previously filed.

+	Indicates a management or compensatory plan.

(b) Financial Statement Schedules. All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17. UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, on May 3, 2021.

GRID DYNAMICS HOLDINGS, INC.

By:	/s/ Leonard Livschitz
Leonard Livschitz
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Form S-1 on Form S-3 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Leonard Livschitz	Chief Executive Officer and Director	May 3, 2021
Leonard Livschitz	(Principal Executive Officer)

/s/ Anil Doradla	Chief Financial Officer	May 3, 2021
Anil Doradla	(Principal Financial and Accounting Officer)

*	Chairman of the Board and Director	May 3, 2021
Lloyd Carney

*	Director	May 3, 2021
Eric Benhamou

*	Director	May 3, 2021
Marina Levinson

*	Director	May 3, 2021
Michael Southworth

*	Director	May 3, 2021
Weihang Wang

*	Director	May 3, 2021
Yueou Wang

*	Director	May 3, 2021
Shuo Zhang

By:	/s/ Anil Doradla
Anil Doradla
As Attorney-in-Fact